Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 10, 2009

by and among

IMAGE HOLDINGS CORPORATION,

IC ACQUISITION CORP.

and

INFOCUS CORPORATION

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 10, 2009, by and among Image Holdings Corporation, an Oregon corporation (“Parent”), IC Acquisition Corp., an Oregon corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and InFocus Corporation, an Oregon corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), the Purchaser (the “Purchaser Board”) and the Company (the “Company Board”) have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a cash tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Company Shares”) of the Company’s common stock, without par value (the “Common Shares”), at a price per Company Share of $0.95 net to the holder thereof in cash, without interest and subject to any withholding of Taxes required by Law (such amount or any greater amount per Common Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”); and

WHEREAS, the Company Board has, at a meeting duly called and held and at which a quorum was present throughout, unanimously (i) determined that this Agreement, including the Offer and the merger of the Purchaser with and into the Company with the Company as the surviving corporation as contemplated by this Agreement (the “Merger”), is advisable; (ii) declared that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the Company and the Company’s shareholders; (iii) adopted this Agreement in accordance with the Oregon Business Corporation Act, as amended (the “OBCA”), and approved the transactions contemplated hereby, including the Offer and the Merger and the Support Agreements (as hereinafter defined), which approval constituted approval under the provisions of Sections 60.825 through 60.845 of the OBCA as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Support Agreement and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Sections 60.825 through 60.845 of the OBCA; (iv) directed that the adoption of this Agreement be submitted to the Company’s shareholders at the Special Meeting (as hereinafter defined) (unless the Merger is consummated under Section 60.491 of the OBCA); (v) resolved to recommend that the Company’s shareholders accept the Offer, tender their Company Shares to Purchaser pursuant to the Offer and, to the extent necessary, approve the Merger and approve and adopt this Agreement; (vi) approved an amendment to the Rights Agreement so that the Rights Agreement does not apply to any of the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the Support Agreement; (vii) taken all action necessary to render Sections 60.801 through 60.816 of the OBCA inapplicable to the Offer and the Merger; and (viii) taken all actions necessary to ensure that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations (collectively,

“Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby, all of which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

WHEREAS, the Purchaser Board and the Parent Board have approved the Offer and the Merger and adopted this Agreement in accordance with the OBCA; and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent and the Purchaser to enter into this Agreement, the directors and officers of the Company are entering into Tender and Support Agreement (the “Support Agreement”) with Parent and the Purchaser in substantially the forms attached hereto as Exhibit A;

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

ARTICLE ONE

THE OFFER

Section 1.1 The Offer.

(a)	Provided that this Agreement shall not have been terminated in accordance with Article Eight hereof and none of the events set forth in Annex I shall have occurred and be continuing, as promptly as reasonably practicable, and in any event on or prior to April 27, 2009, Parent (i) shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all of the outstanding Company Shares at the Offer Price; (ii) shall, upon commencement of the Offer but after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the “Offer Documents”); and (iii) shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof and the terms and conditions of this Agreement. The obligation of the Purchaser to accept for payment or pay for any Company Shares validly tendered and not validly withdrawn prior to the expiration of the Offer will be subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto (the “Tender Offer Conditions”).

(b)

Parent on behalf of the Purchaser expressly reserves the right from time to time, subject to Section 1.1(c), to waive any of the Tender Offer Conditions or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, the

Purchaser shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Company Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner that is adverse to the holders of Company Shares. The Offer shall remain open until the date that is twenty (20) business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the commencement of the Offer (the “Expiration Date”), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of the succeeding two sentences or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the Purchaser may provide a subsequent offering period (and one or more extensions thereof) after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. If at any Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by the Purchaser, (i) the Purchaser shall extend the Offer from time to time for periods of not more than five (5) Business Days each until the date that is twenty (20) Business Days after the initial Expiration Date (for the avoidance of doubt, the initial Expiration Date is the twentieth Business Day after the commencement of the Offer) (as long as the Company Board continues to recommend that the Company’s shareholders accept the Offer, tender their Company Shares to the Purchaser pursuant to the Offer, and, to the extent necessary, approve the Merger and approve and adopt this Agreement), and (ii) after the expiration of the twenty (20) Business Day period referred to in clause (i) above, the Purchaser may extend the Offer from time to time for periods of not more than ten (10) Business Days each until the earlier of (x) the date on which all of the Tender Offer Conditions are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Article Eight hereof. Notwithstanding the foregoing, the Purchaser and Parent shall extend the Expiration Date for any period required by the applicable rules and regulations of the SEC, the NASDAQ Global Market (“NASDAQ”) or any other stock exchange or automated quotation system applicable to the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the Tender Offer Conditions as of the Expiration Date, the Purchaser will accept for payment and pay for all Company Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. Without the prior written consent of the Company, the Purchaser shall not accept for payment or pay for any Company Shares in the Offer if, as a result, the Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition (as defined in Annex I hereto, except that for purposes of this provision the reference in such definition to “65%” shall be deemed to be a reference to “a majority”).

(c)

Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. The Company represents that the information supplied by the Company in writing for inclusion in the Offer Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities Laws.

(d)	Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(e)	The Offer Documents will provide that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties, and (ii) the Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Company Shares of any particular Company shareholder, whether or not similar defects or irregularities are waived in the case of other Company shareholders. Notwithstanding the foregoing, Purchaser shall not exercise its discretion to reject in bad faith any tender of Company Shares.

Section 1.2 Company Actions.

(a)

The Company shall, after affording Parent a reasonable opportunity to review and comment thereon (and after giving due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel), file with the SEC and mail to the holders of Company Shares, concurrently with the filing by Parent and the Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) setting forth the Company Recommendation, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Subject to Section 6.2, the Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that this Agreement, including the Offer and the Merger, is advisable; (ii) declared that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the Company and the Company’s shareholders; (iii) adopted this Agreement in accordance with the OBCA and approved the transactions contemplated hereby, including the Offer and the Merger and the Support Agreement, which approval constituted approval under the provisions of Sections 60.825 through 60.845 of the OBCA as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Support Agreement and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Sections 60.825 through 60.845 of the OBCA; (iv) resolved to recommend that the Company’s shareholders accept the Offer, tender their Company Shares to the Purchaser pursuant to the Offer and, to the extent necessary, approve the Merger and approve and adopt this Agreement (such recommendation, the “Board Recommendation”); (v) approved an amendment to the Rights Agreement so that the Rights Agreement does not apply to any of the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the Support Agreement; (vi) taken all action necessary to render Sections 60.801 through 60.816 of the OBCA inapplicable to the Offer and the Merger; and (vii) taken all actions necessary to ensure that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, shall not be subject to any Takeover Laws of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents, and, subject to Section 6.2, the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents.

(b)

The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Parent and the Purchaser represent that the information supplied by them in writing for inclusion in the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case, as and to the extent required by applicable federal securities Law.

(c)	The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(d)	In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

Section 1.3 Directors.

(a)

Subject to compliance with applicable Law, effective upon the acceptance for payment of Company Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent and its Affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected, including, if necessary, by increasing the size of the Company Board (including by amending the Bylaws of the Company if necessary) and/or obtaining the resignations of one or more existing directors; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the Common Shares of the Company; provided further, and notwithstanding the foregoing, that prior to the Effective Time, the Company Board shall always have at least two members who were members of the Company Board as of immediately prior to payment by the Purchaser for Company Shares pursuant to the Offer and who are reasonably acceptable to Purchaser (it being acknowledged by the Purchaser that each of Messrs. Hallman and Nery are acceptable to the Purchaser) (each such member a “Company Director” and, collectively, “Company Directors”). If the number of directors who are Company Directors is reduced below two prior to the Effective Time, the remaining director who is a Company Director shall be entitled to designate a Person to the Company Board who is not an officer, director, employee or designee of the Purchaser or any of its Affiliates and who shall be considered a Company Director for purposes of this Agreement. At each such time Parent is entitled to designate directors on the Company Board, the Company will, subject to any limitations imposed by applicable Law, also cause (i) each committee of the Company Board, (ii) the board of directors of each of the Company Subsidiaries and (iii) each committee of such board of directors of each of the Company Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or board as Parent’s designees constitute on the Company Board.

(b)	The Company’s obligations to cause the election or appointment of Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c)

Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, or any waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are Company Directors (or in the case where there are two or fewer directors who are Company Directors, the concurrence of one director who is a Company Director)

if such amendment, termination, extension or waiver would be reasonably likely to adversely affect the minority shareholders of the Company.

Section 1.4 Top-Up Option.

(a)	The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares owned by Parent or the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser at the time of exercise of the Top-Up Option, constitutes one Common Share more than 90% of the number of Common Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by the Purchaser, in whole, at any time on or after the date on which the Purchaser accepts for payment and pays for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Date”) on or prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) the number of Common Shares beneficially owned by Parent or Purchaser immediately prior to the time of exercise of the Top-Up Option constitutes at least 65% of the number of Common Shares then outstanding, (ii) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (iii) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not exceed the Company’s authorized and unissued Common Shares, (iv) upon exercise of the Top-Up Option, the number of Common Shares owned by Parent or the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser will constitute one Common Share more than 90% of the number of Common Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares and (v) the Purchaser has accepted for payment and paid for all Common Shares validly tendered in the Offer and not validly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all requirements of applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b)

Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), the Purchaser shall so notify the Company and shall set forth in such notice (i) the total number of Common Shares that are expected to be owned by Parent, the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and the Purchaser of the number of Common Shares then outstanding, the number of Top-Up Option Shares and the aggregate purchase price therefor. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by the Purchaser by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the rate of interest publicly announced by Bank of America, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. In the event that this Agreement is terminated after the Top-Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable.

ARTICLE TWO

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, and in accordance with the applicable provisions of, this Agreement and the OBCA, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Oregon as a wholly owned Subsidiary of Parent. The closing of the Merger (the “Closing”) shall take place remotely via e-mail or facsimile exchange of documents and signatures at 10:00 a.m., Pacific Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article Seven (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, date and time as the Company and Parent may agree in writing (the date on which the Closing occurs being hereinafter referred to as the “Closing Date”).

Section 2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Oregon in accordance with the OBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Oregon or at such later date or time as may be agreed by the Company and the Purchaser in writing and specified in the Articles of Merger in accordance with the OBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)	The Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended, subject to the provisions of Section 6.6, in accordance with the provisions thereof and hereof and applicable Law.

(b)	The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended, subject to the provisions of Section 6.6, in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.6 Officers. The individuals specified by Parent prior to the Effective Time shall, subject to applicable Law, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (a) any Common Shares held by the Company, Parent, the Purchaser or any of their respective Subsidiaries, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be automatically cancelled and retired and shall cease to exist with no payment being made with respect thereto, and (b) any Dissenting Shares), shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Price”), without interest thereon, subject to any withholding of Taxes pursuant to Section 3.5. At the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

Section 2.8 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation so that, immediately after the Effective Time, Parent shall be the holder of all the issued and outstanding shares of the common stock of the Surviving Corporation.

Section 2.9 Company Stock Options; Company Restricted Shares.

(a)	Except as expressly provided otherwise in this Section 2.9, prior to the Effective Time, the Company shall not accelerate the vesting of any Company Stock Option or Company Restricted Shares or amend any Company Stock Plan or any Company Stock Option or Company Restricted Shares in any manner whatsoever.

(b)	The Company and the Company Board shall cause, immediately prior to the Acceptance Date, each Company Stock Option that is then outstanding under the Company’s 1998 Stock Incentive Plan as in effect on the date of this Agreement (the “1998 Plan”) to become fully vested and exercisable. Notwithstanding anything to the contrary contained in this Agreement, the Company may, prior to the Acceptance Date, take such action as is necessary under the 1998 Plan to permit the cashless exercise of Company Stock Options outstanding thereunder; provided, however, that Parent and its counsel shall be given a reasonable opportunity to review and comment on any documents and instruments necessary to effect such action.

(c)	At the Effective Time, the Surviving Corporation shall assume, to the extent and in the manner provided in Section 10.4 of the 1998 Plan, each Company Stock Option that is outstanding thereunder immediately prior to the Effective Time. Immediately after the Effective Time, the Surviving Corporation shall cause the Plan Administrator (as defined in the 1998 Plan) to adjust the 1998 Plan and the Company Stock Options outstanding thereunder as of the Effective Time to the extent and in the manner provided in Section 10.1 of the 1998 Plan, with such adjustments to be effective as of the Effective Time.

(d)	The Company and the Company Board (or the appropriate committee thereof), shall cause: (i) effective as of immediately prior to the Effective Time, each Company Stock Option (a “Director Stock Option”) that is then outstanding under the Company’s Director Stock Option Plan as in effect on the date of this Agreement (the “Director Options Plan”) to become fully vested and exercisable, and (ii) effective as of the Effective Time, each then outstanding and unexercised Director Stock Option to be cancelled and terminated as of the Effective Time (if not exercised prior to the Effective Time) and the holder thereof to become entitled to receive an amount of cash, if any, from the Company equal to the product of (A) the excess, if any, of the Merger Price over the exercise price per Common Share of such Director Stock Option, and (B) the number of Common Shares subject to the exercisable portion of such Director Stock Option (such amount being hereinafter referred to as the “Director Option Consideration”). For the avoidance of doubt, any Director Stock Option with an exercise price per Common Share which is greater than the Merger Price shall be cancelled and terminated as of the Effective Time pursuant to this Section 2.9(d), and no consideration or payment shall be delivered in exchange thereunder or in respect thereof. The Director Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.

(e)	The Company and Company Board (or the appropriate committee thereof) shall cause, effective as of immediately prior to the Effective Time, each Company Restricted Share held by any Person then performing services as an employee, director or consultant of the Company or any Company Subsidiary immediately prior to the Effective Time to become fully vested and the contractual restrictions thereon (including any contractual forfeiture, repurchase and transferability restrictions) to terminate. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any Company Restricted Shares, each Company Restricted Share that is outstanding immediately prior to the Effective Time shall be automatically converted, subject to the provisions of Section 3.1, into the right to receive the Merger Price pursuant to Section 2.7.

(f)	The Company shall take all corporate actions necessary to effectuate the treatment of Company Stock Options and Company Restricted Shares contemplated by this Section 2.9 and to ensure that (i) all Director Stock Options and Company Restricted Shares issued under the Company Stock Plans shall be settled as of the Effective Time, and (ii) no holder of Director Stock Options or Company Restricted Shares, as such, shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or to receive any payment or benefit with respect to any such Director Stock Option or Company Restricted Share, as applicable, except as provided in this Section 2.9 The Company shall take all corporate actions necessary to terminate the Director Option Plan, effective as of the Effective Time.

(g)	As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and this Agreement.

(h)	The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Stock Options and the Company Restricted Shares, that are necessary to effect the transactions described in this Section 2.9 pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Stock Options and the Company Restricted Share awards. All amounts payable pursuant to this Section 2.9 shall be paid without interest.

Section 2.10 Shareholders’ Meeting. If, after the Acceptance Date, approval of the shareholders of the Company is required by applicable Law in order to consummate the Merger:

(a)

The Company shall, after affording Parent a reasonable opportunity to review and comment thereon (and after giving due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel), file with the SEC a proxy or information statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of shareholders relating to the Merger and this

Agreement (the “Special Meeting”). Subject to Section 6.2, the Proxy Statement will set forth that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that the transactions contemplated by this Agreement are advisable; (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s shareholders; (iii) adopted this Agreement in accordance with the OBCA and approved the transactions contemplated hereby, which approval constituted approval under the provisions of Sections 60.825 through 60.845 of the OBCA as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Support Agreement and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Sections 60.825 through 60.845 of the OBCA; (iv) directed that the adoption of this Agreement be submitted to the Company’s shareholders at the Special Meeting; (v) resolved to recommend that the Company’s shareholders approve the Merger and approve and adopt this Agreement; (vi) approved an amendment to the Rights Agreement so that the Rights Agreement does not apply to any of the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the Support Agreement; (vii) taken all action necessary to render Sections 60.801 through 60.816 of the OBCA inapplicable to the Offer and the Merger; and (viii) taken all actions necessary to ensure that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, shall not be subject to any Takeover Laws of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. The Company shall include in the Proxy Statement the opinion of Thomas Weisel Partners LLC referred to in Section 4.19.

(b)

The Company represents that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, and at the time of the Special Meeting and the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Proxy Statement. Parent and the Purchaser represent that the information supplied by them in writing for inclusion in the Proxy Statement will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, and at the time of the Special Meeting and the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case, as and to the extent required by applicable federal securities Law.

(c)	The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(d)	The Company, acting through the Company Board, shall, and Parent shall cause the Company to, in accordance with applicable Law:

(i)	duly set a record date for, call, give notice of, convene and hold the Special Meeting as promptly as legally possible following the Acceptance Date (or if Purchaser has provided for a subsequent offering period after the Expiration Date in accordance with Section 1.1(b), as promptly as legally possible following the expiration of such subsequent offering period) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date to be determined by the Purchaser);

(ii)	cause the definitive Proxy Statement to be mailed to its shareholders; and

(iii)	use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the Merger and approval and adoption of this Agreement and (B) obtain the necessary approvals of the Merger and this Agreement by its shareholders.

(e)	Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other Subsidiaries in favor of the approval of the Merger and of this Agreement.

Section 2.11 Merger Without Meeting of Shareholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other Subsidiary of Parent shall acquire, in the aggregate, at least 90% of the outstanding Common Shares pursuant to the Offer, the Top-Up Option or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Date without a meeting of shareholders of the Company, in accordance with Section 60.491 of the OBCA.

Section 2.12 Subsequent Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Purchaser, the officers and directors of the Company and the Purchaser immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and the Purchaser or otherwise to take, and shall take, all such action.

ARTICLE THREE

DISSENTING SHARES; PAYMENT FOR SHARES

Section 3.1 Dissenting Shares. Notwithstanding Section 2.7, if required by Sections 60.551 to 60.594 of the OBCA (but only to the extent required thereby), Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with, and who has complied with, Sections 60.551 to 60.594 of the OBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Price, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Sections 60.551 to 60.594 unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal under the OBCA. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Price for such Common Shares without any interest. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under Sections 60.551 to 60.594 of the OBCA and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.2 Payment for Company Shares.

(a)	From and after the Effective Time, such bank or trust company as shall be designated by Parent and reasonably acceptable to the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Certificates”) representing Company Shares or non-certificated Shares represented by book-entry
(“Book-Entry Shares”) converted into the right to receive the Merger Price pursuant to Section 2.7. Prior to or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Company Shares shall be entitled at the Effective Time pursuant to Section 2.7 (such cash being hereinafter referred to as the “Exchange Fund”).

(b)

Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates or Book-Entry Shares whose Company Shares were converted into the right to receive the Merger Price pursuant to Section 2.7

(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering such Certificates or Book-Entry Shares and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate or Book-Entry Shares the Merger Price multiplied by the number of Company Shares formerly represented by such Certificate, or such aggregate number of Book-Entry Shares, in consideration therefor, and such Certificate or Book-Entry Share shall forthwith be cancelled. Until so surrendered, each such Certificate or Book-Entry Share shall represent solely the right to receive the Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Company Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Company Shares shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(c)	Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed, and all Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate or Book-Entry Share formerly representing a Company Share shall look only to the Surviving Corporation for payment of claims to the Merger Price and may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the Merger Price relating thereto, without any interest thereon.

(d)	After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Price relating thereto (subject to applicable abandoned property, escheat and similar Laws), as provided in this Article Three.

Section 3.3 No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, the Purchaser, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.4 Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. Government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(c), and no part of such interest or other income shall accrue to the benefit of holders of Common Shares.

Section 3.5 Certificates and Book-Entry Shares; Withholding, Lost Certificates. Until surrendered as contemplated by Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price. Each of the Surviving Corporation, Parent, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares, Company Stock Options or Company Restricted Shares or other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent, the Purchaser or the Paying Agent as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Common Shares, Company Stock Options, Company Restricted Shares or other Person in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, as the case may be. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate and entry into any other agreements or undertakings required by the Paying Agent, the Paying Agent shall pay, in respect of such lost, stolen or destroyed Certificate, an amount equal to the product of (a) number of Common Shares represented by such lost, stolen or destroyed Certificate and (b) the Merger Price, less any amount required to be deducted and withheld in accordance with applicable Tax Law.

Section 3.6 Adjustments to Prevent Dilution. In the event that the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, redenomination, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Price shall be equitably adjusted to the extent necessary to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Purchaser that, except (i) to the extent disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in any Current Reports on Form 8-K filed by the Company between December 31, 2008 and the date hereof (in each case, as each such report has been amended prior to the date hereof, but excluding any documents filed as exhibits, annexes or schedules to any such report or incorporated by reference therein or any risk factors, forward-looking statements (or caveats with respect thereto) and any other disclosures included therein to the extent they are not statements of historical fact) or (ii) as described in the section of the Company Disclosure Schedule corresponding to the section of this Article Four to which exception is being taken or in another section of the Company Disclosure Schedule to the extent that (1) such other section is reasonably cross-referenced in the section of the Company Disclosure Schedule to which the exception is being taken or (2) the applicability of the disclosure in such other section to the relevant section of this Article Four is reasonably apparent on its face, it being understood that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed therein:

Section 4.1 Organization and Qualification.

(a)	The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries incorporated or qualified to do business as a foreign corporation is set forth on Section 4.1(a) of the Company Disclosure Schedule.

(b)

The Company has delivered to or made available to Parent and Purchaser prior to the execution of this Agreement correct and complete copies of (i) any amendments to the Company’s certificate of incorporation and bylaws as currently in effect (the “Company Governing Documents”) not included in the Company SEC Reports (as hereinafter defined) and (ii) the certificate of incorporation and bylaws or the equivalent organizational documents of each Subsidiary of the Company (the “Subsidiary Governing Documents”). The

Company Governing Documents and the Subsidiary Governing Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company and its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms of the Company Governing Documents and Subsidiary Governing Documents, as appropriate, except as, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Capitalization. As of the date of this Agreement, the entire authorized capital stock of the Company is as set forth on Section 4.2 of the Company Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Common Shares (or convertible into Common Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible or exchangeable for such shares or equity interests, except as set forth on Section 4.2 of the Company Disclosure Schedule (which section includes the grant date and exercise price of each Company Stock Option). Section 4.2 of the Company Disclosure Schedule sets forth a true, complete and correct list of all outstanding Company Stock Options (whether or not exercisable) as of the date of this Agreement. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries. All of the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Stock Options will be (when issued in accordance with the respective terms thereof), duly authorized, validly issued, fully paid and nonassessable, and such Common Shares were not issued in violation of any Laws. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever and was not issued in violation of any Laws.

Section 4.3 Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject, if required, to receipt of the Company Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Shareholder Approval, if required, and the filing of the Articles of Merger in each case pursuant to the requirements of the OBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. If required, the affirmative vote of the holders of a majority of the outstanding Common Shares in favor of approval of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any capital stock of the Company or any Subsidiary of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA or any other Takeover Laws will not apply with respect to or as a result of the Offer, this Agreement or the transactions contemplated hereby, including the Merger, and no further action on the part of the shareholders of the Company or the Company Board is required to effect such non-application of Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA or application of any other Takeover Laws of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the transactions contemplated by this Agreement.

Section 4.4 No Conflict; Required Filings and Consents.

(a)

None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the Company Governing Documents or any Subsidiary Governing Documents or any resolution adopted by the shareholders of the Company or the board of directors or any committee of the board of directors of the Company or any Subsidiary of the Company; (ii) assuming that all Consents described in Section 4.4(b) have been obtained and, if required, the Company Shareholder Approval is received, conflict with or violate any federal, state, local, foreign or supranational law, common law, case law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, permit or license (collectively, “Law”) applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company

Violation”), other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Other than (i) any filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust filings, (ii) the requirements of the Exchange Act and any applicable state securities, “blue sky” or takeover Law (including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement), (iii) the appropriate applications, filings and notices to, and approval of, the NASDAQ and (iv) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”).

Section 4.5 SEC Reports and Financial Statements.

(a)

The Company has filed (or furnished, as applicable) with the SEC all forms, reports, schedules, registration statements, proxy statements, certifications and other documents required to be filed (or furnished, as applicable) by the Company or its directors and executive officers (in their capacity as such) with the SEC since January 1, 2007 (as they have been amended since the time of their filing, and including any documents filed as exhibits, annexes or schedules thereto, collectively, the “Company SEC Reports”) and complete and correct copies of all such Company SEC Reports are available to Parent through public sources. As of their respective dates, the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (and the rules and regulations of the SEC promulgated thereunder) (the “Securities Act”), applicable to such Company SEC Reports, and none of the Company SEC Reports so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as of the date of filing and of any amendment or supplement and, in the case of any proxy statement, at the date mailed to shareholders and at the date of the meeting, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements (including all related notes and schedules) of the Company included in the

Company SEC Reports (i) have been (in the case of Company SEC Reports filed prior to the date hereof) or will be (in the case of Company SEC Reports filed after the date hereof) prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented or will fairly present, as the case may be, in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has made available to Parent and Purchaser an interim unaudited balance sheet of the Company as at February 28, 2009 (the “Interim Financials Date”) and the related unaudited statement of operations for the two month period then ended (the “Interim Financial Statements”). The Interim Financial Statements have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the absence of notes and recurring quarterly adjustments) and fairly present in all material respects the consolidated financial condition and consolidated results of operations of the Company and its consolidated Subsidiaries for the periods presented therein.

(b)	Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended, and related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act of 2002”).

(c)	There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(d)

Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)	Since January 1, 2007, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated. There is not, to the knowledge of the Company, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Report (including the financial statements included therein).

(f)	The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs similar functions to that of the SEC or any securities exchange or quotation service other than NASDAQ. None of the Subsidiaries of the Company is currently required to file any forms, reports or other documents with the SEC, any securities exchange or quotation service, any other comparable Governmental Entity or any foreign Governmental Entity that perform a similar function to that of the SEC.

(g)

The Company and its Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) sufficient to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.6 Undisclosed Liabilities; Absence of Certain Changes.

(a)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (i) liabilities and obligations that are reflected in the balance sheet of the Company as of December 31, 2008 (the “Company Balance Sheet”) or disclosed in the notes thereto or reflected on the Interim Financial Statements and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2008 that, in each case, does not currently have and would not reasonably be expected to have, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those reflected in the Company Balance Sheet or disclosed in the notes thereto), a Material Adverse Effect.

(b)	Since December 31, 2008, except as reflected in the Interim Financial Statements, (i) there has not occurred any change, event or development that, individually or in the aggregate with all other changes, events and developments occurring since December 31, 2008, has had or would reasonably be expected to have, a Material Adverse Effect on the Company, (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice and (iii) there has not been any action taken by the Company or any of its Subsidiaries through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 6.1(b).

Section 4.7 Compliance with Applicable Laws.

(a)	Each of the Company and its Subsidiaries holds all material Governmental Permits, and no Person or entity other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Governmental Permits, and all such Governmental Permits are valid and in full force and effect in all material respects. No suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of the Company, threatened. The businesses and operations of the Company and its Subsidiaries and their respective predecessors have been and are being conducted in compliance in all material respects with all Laws. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers or employees, agents, representatives or distributors is, or has been since January 1, 2007, the subject of any material investigation by any Governmental Entity.

(b)	Neither the Company, any of its Subsidiaries nor any of their respective predecessors, nor any of their respective directors, officers, employees nor, to the knowledge of the Company, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, have directly or indirectly (1), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (2) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States (collectively, the “FCPA”).

(c)	The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all United States and foreign import and export control Laws and regulations, including statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, other communication since January 1, 2007 that alleges that the Company or any Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws. Without limiting the foregoing:

(i)	The Company and each of its Subsidiaries has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and reexport of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii)	The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable Export Approvals;

(iii)	There are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(iv)	To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(v)	To the knowledge of the Company, no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

Section 4.8 Material Contracts.

(a)

Except as set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and as permitted pursuant to Section 6.1, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring or guarantee of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”); (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) any agreement providing for the indemnification, in excess of $1,000,000, by the Company or a Subsidiary of the Company of any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice; (iv) any material joint venture, partnership or similar agreement; (v) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (vi) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, or that will have increased benefits, or accelerated vesting of benefits due to the consummation of the transactions contemplated hereby (including the Offer and the Merger); (vii) any collective bargaining agreement; (viii) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the acquisition, transfer, development, sharing, licensing or use of or granting any right to use or practice any rights under any Intellectual Property; (ix) any agreements pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property from or to third parties; (x) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries; (xi) any contract with a Material Customer or Material Supplier or that relates to the supply of any material item used by the Company or a Subsidiary by a sole source of supply; (xii) any contract that relates to the purchase, license, lease and/or maintenance of any computer software other than commercial off-the-shelf software available for an annual license fee of no more than $25,000; (xiii) any employment or consulting contract with any current executive officer of the Company or any Subsidiary of the Company or any member of the Company Board or the board of directors of any Company Subsidiary; or (xiv) any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this Section 4.8(a) but is material to the Company and its Subsidiaries taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of $5,000,000 per year or (C) would reasonably be expected to materially delay or prevent the consummation of the Offer, the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the agreements, contracts and obligations listed in clauses (i) through (xiv) being referred to herein as “Company Material Contracts”). Section 4.8(a) of the Company Disclosure Schedule sets forth as of the date hereof all of the Company Material Contracts. True, correct and complete copies of each Company Material Contract have been made available to Parent.

(b)	Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)

There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

Section 4.9 Litigation. There are no suits, claims involving an amount in excess of $100,000, actions, arbitrations, alternative dispute resolution actions, proceedings or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened, against (or naming as a party thereto) the Company or any of its Subsidiaries or any of their respective properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer). Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that would, at the time of determination, have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Information. None of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

Section 4.11 Employee Benefit Plans.

(a)

Section 4.11 of the Company Disclosure Schedule lists all employee benefit plans (within the meaning of Section 3(3) of ERISA), and other similar funds, policies, arrangements, practices and programs, including individual agreements and foreign benefit plans not subject to ERISA (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”), which are established, contributed to or maintained by the Company and/or one or more of its Benefits Affiliates (as defined in the following sentence) for the benefit of any of the current or former employees, consultants or directors of the Company. The term “Benefits Affiliates” shall mean (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated) that is under common control (as defined is Section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code), which includes the Company and (iv) any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

(b)	The Company has made available to Parent true, correct and complete copies of: (i) all documents embodying each Benefit Plan, including all amendments thereto, (ii) the three most recent annual reports (Form Series 5500) filed with respect to each Benefit Plan for which such filing is required, including all schedules and other attachments thereto, (iii) all material correspondence with or notices from the Internal Revenue Service (“IRS”) or United States Department of Labor since January 1, 2005, (iv) all discrimination tests for the most recent three plan years, to the extent available on the date hereof, and (v) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)	With respect to all such Benefit Plans, and other than as accrued as a liability on the Interim Financial Statements, the Company has made (or, as of the Closing Date, will make) all contributions thereto.

(d)	The Benefit Plans and provisions thereof, the trusts created thereby, the operation of the Benefit Plans and the actions of any fiduciaries with respect to the Benefit Plans are (and since January 1, 2005 have been) in material compliance with, and conform (and since January 1, 2005 have conformed) in all material respects to, the requirements of applicable provisions of the Code, ERISA and other applicable statutes and governmental rules and regulations, and each Benefit Plan has been administered in material compliance with its terms. Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA or Section 4975(d) of the Code, has occurred with respect to any Benefit Plan.

(e)	No Benefit Plan is subject to Title IV of ERISA, and no Benefit Plan is a multiemployer pension plan, as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA. Neither the Company nor any Benefits Affiliate has any material plan termination or withdrawal liability with respect to any Benefit Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a plan subject to the requirements of Code Section 412 or 4971, or (iii) a multiemployer pension plan, as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA; and if any Benefit Plan were to be terminated as of the Closing Date, no assets of the Company or any Benefits Affiliate would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under the Code or ERISA; and no “reportable event” (as defined in Section 4043 of ERISA) or an event described in Section 4062 or 4063 of ERISA has occurred with respect to any Benefit Plan; and no Benefit Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.

(f)	With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (i) each Welfare Plan for which contributions, benefit payments or premium payments are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deductions and (ii) any Welfare Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies, and has complied since January 1, 2005, in all material respects with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Code.

(g)	There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan.

(h)	Each Benefit Plan which is intended to be a qualified plan under Code Section 401(a) has received a determination letter that takes into account the so-called “GUST” amendments, and was either timely submitted for a determination letter with respect to the so-called EGTRRA amendments or the deadline for such timely submission has not expired as of the date of this Agreement.

(i)	Other than as may be required under Sections 601 through 609 of ERISA or under any applicable state continuation law, neither the Company, any Benefits Affiliate or any Benefit Plan provides, or has any obligation to provide, or contribute toward the cost of, post-employment welfare benefits with respect to any employees, including post-employment medical, dental, prescription drug, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis.

(j)	Except as provided in Section 2.9, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, consultant or director, (ii) increase the amount of any benefit otherwise payable under any Benefit Plan or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(k)	Neither the Company nor any Benefits Affiliate are parties to any contract, agreement or arrangement which provides for the payment of compensation for which such entities would not be entitled to claim a deduction for federal income tax purposes through the operation of Sections 162(m) or 280G or any other provision of the Code.

(l)	Neither the Company nor any Benefits Affiliate have been involved in any transaction that could cause the Company or any current Benefits Affiliate to be subject to any liability under Section 4069 or 4212(c) of ERISA.

(m)

Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code and applicable IRS guidance, and no amounts payable with respect to any such plans will be subject to taxation under Section 409A of the Code.

(n)	No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Company’s financial statements, and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

Section 4.12 Labor Matters.

(a)	No employees of the Company or of any of its Subsidiaries are represented by any labor union or any collective bargaining organization, no labor union or collective bargaining organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge as of the date hereof no fact or event exists that is likely to cause any of the representation set forth in this Section 4.12 to be untrue on or before the Effective Time.

(b)	With respect to employees of and service providers of the Company: the Company complies and has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wage and hours requirements and immigration status, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Workers’ Adjustment and Retraining Notification Act and occupational safety and health requirements (including OSHA), and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies; and all United States employees are at will.

(c)

To the Company’s knowledge, it is not, nor has it been, engaged in any unfair labor practice within the past four (4) years. There is not now, nor has there been within the past four (4) years, any unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council, except as, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)	No material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company; and, to the Company’s knowledge, no fact or event exists that is likely to cause any of the representations set forth in this Section 4.12 to be untrue on or before the Effective Time.

(e)	All Persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

Section 4.13 Intellectual Property.

(a)	Set forth on Section 4.13(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in this Section 4.13(a): (i) the Company or its Subsidiary is the sole owner of and possesses all right, title, and interest in and to Intellectual Property, free and clear of any lien; (ii) such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such Intellectual Property. All fees associated with maintaining any Intellectual Property required to have been set forth in Section 4.13(a) of the Company Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Entity.

(b)

Set forth on Section 4.13(b) of the Company Disclosure Schedule is a list of (i) all material agreements under which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business, and (ii) all agreements under which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that would be infringed by the Company’s operations or manufacture, distribution, sale, importation or use of the products of the Company or any of its Subsidiaries, or any components of such products, absent such license (collectively, such agreements being referred to as “License-In Agreements”). The Company has delivered to Parent correct and complete copies of all License-In Agreements. To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement, and no event has occurred that with notice or lapse of time would constitute a default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement, except, in the case of each of clauses (iii) and (iv) for any of the foregoing that, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)	The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.13(b) of the Company Disclosure Schedule, all Intellectual Property actually used in, the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. Each item of material Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each material item of Intellectual Property that they own or use.

(d)

None of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, or (iii) the operation of the business of the Company or any of its Subsidiaries interferes or has interfered with, infringes or has infringed upon, misappropriates or has misappropriated, or otherwise has come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past three (3) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that, at the time of determination, does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)	The Company and its Subsidiaries have used reasonable efforts to maintain the confidentiality of all non-public information of the kind described in clause (v) or (vi) of the definition of “Intellectual Property” hereunder that (i) is owned by the Company and/or any Subsidiary and (ii) that derives material economic value from not being generally known to other person who can obtain economic value from its disclosure or use in accordance with protection procedures believed by the Company and its Subsidiaries to be adequate for protection. The Company has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the confidential Intellectual Property owned and used by the Company to protect the confidentiality and value thereof, and, to the knowledge of the Company, there has not been any breach by any of the foregoing of any such agreement.

(f)	As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any Subsidiary will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any Subsidiary, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any Subsidiary. All former and current consultants or contractors to the Company have executed and delivered valid written instruments that assign to the Company all rights to any Intellectual Property developed by them in the course of their performing services for the Company. All employees of the Company who participated in the creation or contributed to the development of Intellectual Property were employees of the Company at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company. No director, officer, shareholder, employee, consultant, contractor, agent or other representative of the Company owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company.

(g)

The Information Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted, and none of such Information Systems depend upon any Information System of any other Person. The Company uses reasonable means to protect the security and integrity of all such Information Systems. The Company’s use of any Information Systems does not exceed the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems. There has not been any material malfunction with respect to any of the material Information Systems of the Company since January 1, 2007 that has not been remedied or replaced in all material respects.

(h)	The use of the Data by the Company and its Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation. The Company and its Subsidiaries have taken reasonable measures to protect the privacy of the Data of their respective customers. Since January 1, 2007 there have been no security breaches with respect to the privacy of such Data. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal Data, and no facts or circumstances exist that might give rise to such a claim.

(i)	To the Company’s knowledge, no Open Source Software has been included in any product of the Company or any of its Subsidiaries.

Section 4.14 Taxes.

(a)	With respect to the Company and each of its Subsidiaries, other than any matter that, at the time of determination, does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Tax Returns with respect to any income taxes have been timely filed, and were true, correct and complete in all respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid and discharged, except for Taxes as set forth on the Company Balance Sheet or which are not yet due and payable; (iii) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, nor has any Tax authority threatened to assert any such deficiencies against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (iv) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person other than the Company and its Subsidiaries; (v) Neither the Company nor any of its Subsidiaries or any predecessor has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) the Company is not a party to any income Tax allocation or sharing agreement or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; and (vii) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

(b)

The Company and each of the Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party

(whether domestic or foreign). None of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude a material item of deduction from, taxable income for any taxable period ending after the Effective Time, as a result of any (A) change in method of accounting for a prior taxable period under Code Section 481(c) (or any corresponding or similar provision under state, local, or foreign tax law), (B) written and legally binding agreement with a taxing authority relating to taxes, (C) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time, (D) prepaid amount received on or prior to the Effective Time, or (E) deferred intercompany gain or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provisions under state, local or foreign tax law).

(c)	Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, except for any such group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. There are no liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than customary liens for Taxes not yet due and payable.

(d)	Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (other than a distribution from one member of an affiliated group to another member of such group, as defined in Section 1504(a) without regard to the exceptions set forth in Section 1504(b)).

(e)	There is no contract, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(f)

None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or

(ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g)	Neither the Company nor any of its Subsidiaries has or is party to any agreement, plan, contract, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(h)	For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies, customs duties or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions thereto. For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes and any amendment or supplement thereto.

Section 4.15 Insurance. Each of the Company and its Subsidiaries maintains all forms of insurance as are reasonable and customary in amount and scope for companies in the industry in which they operate and which the Company believes is adequate for the operation of its business, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance. Such policies or other forms of insurance are set forth in Section 4.15 of the Company Disclosure Schedule. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Effective Time. All such policies are sufficient for compliance in all material respects with all requirements of Law and with all requirements under all contracts to which the Company or a Subsidiary is a party or otherwise bound or other obligations to which the Company and its Subsidiaries is subject, including any indemnities or guaranty obligations. All premiums with respect thereto due and payable on or prior to the Effective Time have been paid or will be paid prior to the Effective Time, no written (or, to the knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice or lapse of time or both, at the time of determination, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent all (i) Company Insurance Polices, (ii) information regarding formal self insurance programs, (iii) information regarding other forms of insurance and (iv) fidelity bonds, in each case held by or applicable to the Company and its Subsidiaries and/or their assets and operations.

Section 4.16 Relationships with Customers, Suppliers, Distributors and Sales Representatives. Section 4.16 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the 10 largest suppliers of the Company and its Subsidiaries (by amount paid) for the twelve months ended December 31, 2008, and all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities) (the “Material Suppliers”) and (ii) the 10 largest clients or customers of the Company and its Subsidiaries (by revenue for services received) for the twelve months ended December 31, 2008 (the “Material Customers”). Since January 1, 2008, to the knowledge of the Company, (i) no Material Supplier has indicated that it will stop or materially decrease the supply of materials, products or services to the Company or any of its Subsidiaries, and (ii) no Material Customer has indicated that it will stop or materially decrease purchasing services, materials or products from the Company or any of its Subsidiaries, in each case other than at the stated expiration of their respective engagement agreement. No Material Supplier or Material Customer is involved in, or is threatening, a material dispute with the Company or any of its Subsidiaries. To the knowledge of the Company, all Material Suppliers are performing in material compliance with agreed-upon performance schedules or budgets, if any. The Company has not received any written (or to the knowledge of the Company, other) notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been threatened. Schedule 4.16 of the Company Disclosure Schedule sets forth all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities).

Section 4.17 Rights Agreement. The Company has amended the Rights Agreement so that: (a) Parent and the Purchaser are each exempt from the definition of “Acquiring Person” contained in the Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” or “Trigger Event” (as such terms are defined in the Rights Agreement) will occur as a result of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Common Shares pursuant to the Offer or the consummation of the Merger and the other transactions contemplated by this Agreement; (b) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option, will not result in the grant of any rights to any Person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered; and (c) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time. The Rights Agreement, as so amended, has not been further amended or modified. True, correct and complete copies of all such amendments to the Rights Agreement have been made available to Parent.

Section 4.18 Brokers. Except for the engagement of Thomas Weisel Partners LLC, none of the Company, any of its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Company has previously provided to Parent a copy of the Company’s engagement letter with Thomas Weisel Partners LLC, as amended or modified, and any related agreements.

Section 4.19 Opinion of Financial Advisor. The Company Board has received the opinion of Thomas Weisel Partners LLC to the effect that, as of April 10, 2009, the consideration to be received by the holders of Company Shares (other than the Company, Parent, the Purchaser or any of their respective Subsidiaries or any shareholder who properly demands appraisal rights) pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and such opinion has not been modified or withdrawn. A written copy of such opinion will be made available to Parent for informational purposes only promptly after it is delivered to the Company.

Section 4.20 Property. Section 4.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses, concessions or other agreements

(written or oral) and all amendments thereto (“Real Property Leases”) pursuant to which the Company or any of its Subsidiaries uses, occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). True, correct and complete copies of the Real Property Leases have been delivered or made available to Parent. Neither the Company nor any of its Subsidiaries own any real property. Either the Company or its Subsidiaries have valid leasehold interests in the Leased Real Property free and clear of all Liens (except for Permitted Liens). Each Real Property Lease is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Real Property Lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Real Property Lease or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Real Property Lease by any other party thereto. To the knowledge of the Company, the Leased Real Property is not subject to any pending or threatened condemnation, appropriation or similar proceeding with respect thereto. Neither the Real Property Leases nor any other leases, licenses, contracts or agreements grant to any Person the right of use, occupancy or enjoyment thereof or any interest, option, first refusal or first opportunity right with respect to the Leased Real Property. Neither the Company nor any of its Subsidiaries have any liability or obligation (primary, contingent or otherwise) with respect to any leases, subleases, licenses, concessions or other agreements for real property that have terminated or expired prior to the date hereof.

Section 4.21 Affiliate Transactions. No Affiliate (other than the Company and its Subsidiaries), executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Common Shares is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property, asset (including both tangible and intangible assets and both real property and personal property) or right owned or used by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since January 1, 2007.

Section 4.22 Assets. The Company and each Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company or such Subsidiary (the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted. All material Assets of the Company and its Subsidiaries, wherever located, are, in the aggregate: (i) suitable, in all material respects, for the uses for which they employed and (ii) in satisfactory operating condition (except for ordinary wear and tear).

Section 4.23 14d-10(d). The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, Employment Agreements and other Employee Benefit Arrangements (collectively, the “Arrangements”) to certain holders of Common Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the

Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors.

Section 4.24 Product Liability. Neither the Company nor any Subsidiary of the Company has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any Subsidiary of the Company, and, to the knowledge of the Company, there is no basis for any such liability. Neither the Company nor any Subsidiary of the Company has committed any act or failed to commit any act which would result in, and, to the knowledge of the Company, no event has occurred or circumstance exists which could give rise to or form the basis of, any product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any Subsidiary of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any Subsidiary of the Company since January 1, 2007.

Section 4.25 Personnel Information. The Company has delivered or made available to Parent and Purchaser prior to the execution of this Agreement a true, complete and correct list of all employees of the Company and its Subsidiaries, setting forth for each whether such employee has been given a notice of termination of employment (and, if so, the date upon which such termination of employment will occur).

Section 4.26 No Discussions. As of the date of this Agreement, none of the Company, any of its Subsidiaries, the Company Board or any of its or their respective Affiliates or representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Takeover Proposal.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company that:

Section 5.1 Organization and Qualifications. Parent and the Purchaser are each a corporation duly organized and validly existing under the laws of the state of Oregon. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Offer or the Merger.

Section 5.2 Authority Relative to this Agreement. Parent and the Purchaser have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser, the performance of their obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent Board, the Purchaser Board and by the sole shareholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Articles of Merger pursuant to the requirements of the OBCA). This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and the Purchaser, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3 No Conflicts; Required Filings and Consents.

(a)

None of the execution and delivery of this Agreement by Parent or the Purchaser, the performance by Parent or the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) conflict with or violate their respective certificates or articles of incorporation and bylaws or similar organizational documents (provided that the Purchaser’s certificate of incorporation shall be amended prior to the Effective Time to increase the Purchaser’s authorized share capital in order to facilitate the treatment of Company Stock Options set forth in Section 2.9), (ii) assuming that all Consents described in Section 5.3(b) have been made or obtained, conflict with or violate any Law applicable to Parent or the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of Parent or the Purchaser (any of the foregoing referred to in clause (ii) or clause (iii) above being a “Parent Violation”) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii)

or clause (iii) above, any such Parent Violations that would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

(b)	Other than (i) any filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the HSR Act and any applicable foreign antitrust filings, (ii) the requirements of the Exchange Act and any applicable state securities, “blue sky” or takeover Law (including the filing of the Schedule TO in connection with the Offer and the Proxy Statement), (iii) the appropriate applications, filings and notices to, and approval of, the NASDAQ, and (iv) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, none of the execution and delivery of this Agreement by Parent and the Purchaser, the performance by Parent or the Purchaser of their obligations hereunder or the consummation by Parent or the Purchaser of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not reasonably be expected to have a material adverse effect on the ability of Parent or the Purchaser to timely consummate the transactions contemplated by this Agreement.

Section 5.4 Information. None of the information supplied by Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Other Filings will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to statements made therein based on information regarding the Company supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

Section 5.5 The Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of the Purchaser will be owned by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expect to have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement.

Section 5.6 Cash Availability. Parent has possession of, or will have available to it, sufficient funds to timely consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to timely consummate the Offer and the Merger.

ARTICLE SIX

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a)	Except as expressly required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement until the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with the Company.

(b)	Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent:

(i)	adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents or the Rights Agreement, except as expressly contemplated by this Agreement;

(ii)	sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries;

(iii)	(A) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, pursuant to the exercise of Company Stock Options or vesting of Company Restricted Shares, in each case, outstanding on the date hereof in accordance with the terms of such Company Stock Options or Company Restricted Shares, as applicable, or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof or (B) make any other changes in its capital structure;

(iv)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v)	split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities other than the acquisition of stock by the Company in connection with (A) payment of income tax as provided in award agreements relating to Company Stock Options or Company Restricted Shares or (B) forfeiture of Company Restricted Shares;

(vi)	(A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing Employee Benefit Arrangement or Employment Agreement to any officer, director or employee (including the granting of stock options, stock appreciation rights, restricted stock units, shares of restricted stock or performance units pursuant to the Company Stock Plans or otherwise), (C) grant any severance or termination pay to any officer or director of the Company or its Subsidiaries, (D) grant any severance or termination pay to any employee who is not an officer, other than grants of severance or termination pay in the ordinary course of business consistent with past practice that are required by the terms of the Company’s Employee Benefit Arrangements (as such terms and arrangements existed as of the date hereof) to such employees whose employment is terminated prior to the Effective Time, (E) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (F) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, to the extent required by applicable Law or the terms of any existing Employee Benefit Arrangement (as such terms and arrangements existed as of the date hereof) described in the Company Disclosure Schedule as specifically requiring such an action;

(vii)	except as expressly contemplated elsewhere in this Agreement, amend or waive any of its rights under any provision of any of the Company Stock Plans, any provision of any agreement evidencing any Company Options or any award of Company Restricted Shares, accelerate the vesting of any Company Option or Company Restricted Shares, or otherwise modify any of the terms of any outstanding Company Option, award of Company Restricted Shares, warrant or other security or any related contract, in each case with respect to the securities of the Company or its Subsidiaries;

(viii)	mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, (A) any assets or property (including Intellectual Property) or securities with a value of $25,000 individually or, (B) taking all such matters in the aggregate, assets or property (including Intellectual Property) or securities with a value of $100,000, in each case, except pursuant to existing contracts or commitments or the sale of goods in the ordinary course of business consistent with past practice;

(ix)	acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof, or form any Subsidiary;

(x)	(A) incur, assume or pre-pay any Indebtedness (other than the issuance of letters of credit or draws on the Company’s revolving line of credit in the ordinary course of business consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(xi)

(A) terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Parent or its Subsidiaries, is or would be conducted or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to solicit customers or employees, (ii) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, (iii) that involves or would reasonably be expected to involve payments in excess of $500,000 annually or $1,000,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Effective Time without payment by Parent or its Subsidiaries or (iv) that, if effective as of the date hereof, would have been listed on Section 4.8(a) of the Company Disclosure Schedule as a Company Material Contract;

(xii)	alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xiii)	permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiv)	make or change any material Tax elections unless required by applicable Law, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xv)	change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory financial accounting principles or changes in the governing provisions of the Tax Law;

(xvi)	take any action that would result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time in any manner that would cause the conditions set forth in Annex I or Article Seven to not be satisfied or (b) a material violation of any provision of this Agreement; except in each of the foregoing cases, as may be required by applicable Law;

(xvii)	incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures,

except in a manner substantially consistent with the capital expenditures budgeted for in the 2009 Budget previously made available to Parent;

(xviii)	waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of $100,000 individually or $250,000 in the aggregate and (C) as would not reasonably be expected to have any adverse impact on any other pending or potential claims, actions, litigation, arbitration or proceedings;

(xix)	change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xx)	acquire, lease, or in-bound license (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any right or asset having a fair market value in excess of $300,000;

(xxi)	other than as described in the Company Disclosure Schedule, propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xxii)	(A) hire new employees with an annual base salary in excess of $100,000, or (B) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company, except pursuant to previously disclosed restructuring plans;

(xxiii)	other than as described in the Company Disclosure Schedule, change in any material respect the terms of the Company’s business relationship with any Material Supplier;

(xxiv)	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.1.

Section 6.2 No Solicitation.

(a)

The Company agrees that neither the Company nor any of its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, (ii) have any discussion with or provide any information or data to any Person relating to a Takeover Proposal or engage in any negotiations concerning a Takeover Proposal (except solely to inform a Person who has made an unsolicited request or approach of the existence of this Section 6.2), (iii) make or authorize any statement, recommendation or solicitation in support of any Takeover Proposal, (iv) enter into any letter of intent, arrangement, understanding or agreement regarding any Takeover Proposal or (v) terminate, amend or waive any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Company or any of its Subsidiaries is or was a party or under which any of the Company or any of its Subsidiaries has or had any rights, except to the extent such “standstill,” nonsoliciations or similar agreements are automatically terminated as the result of the execution or announcement of this Agreement.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer, whether or not in writing, from any Person or group (other than from Parent and its Affiliates) relating to (A) the sale, lease, license, or other disposition, directly or indirectly, of assets of the Company and its Subsidiaries (including interests in Subsidiaries) that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) the issuance, sale or other disposition, whether directly or indirectly, of 15% or more of any class of equity securities of the Company (or options, warrants or other rights to purchase, or securities convertible or exchangeable into or exchangeable for such securities), (C) any transaction or series of transactions that if consummated would result in any Person or the stockholder of any Person or any group beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole) (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company (or any one or more Subsidiaries of the Company (other than as described in the Company Disclosure Schedule)), or (E) any combination of the foregoing.

(b)

Notwithstanding anything in subsection (a) or (c) to the contrary, if and only to the extent that (A) prior to the acceptance for payment of Company Shares pursuant to the Offer (and in no event after such time), (B) a Takeover Proposal that the Company Board determines in good faith to be bona fide has been received by the Company and not withdrawn, (C) the Company Board determines in good faith, after consultation with Thomas Weisel Partners LLC or another nationally recognized financial adviser and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the failure to do so would be reasonably likely to constitute a failure to comply with its fiduciary duties to the Company’s shareholders under applicable Law, and (D) such Takeover Proposal did not arise from a breach of Section 6.2(a) and none of the Company or any of its

Subsidiaries or any of their respective directors, officers, employees, agents and representatives has breached Section 6.2(a) (other than immaterial breaches that did not lead to, directly or indirectly, the making of such Takeover Proposal), then the Company shall be permitted to (x) if it provides prior written notice to Parent of its decision to take such action not less than twenty-four (24) hours prior to taking such action, (1) furnish information with respect to the Company and any of its Subsidiaries to such Person (but only to the extent such information has previously been provided to Parent) pursuant to a confidentiality and standstill agreement having terms at least as favorable to the Company as the Confidentiality Agreement (which agreement shall be provided to Parent prior to furnishing any information to such Person), and (2) participate in discussions with such Person regarding such Takeover Proposal, and (y) if the Company Board determines after consulting with Thomas Weisel Partners LLC or another nationally recognized financial advisor and outside legal counsel that such Takeover Proposal is a Superior Proposal, and failure to do so would be reasonably likely to constitute a failure to comply with its fiduciary duties to the Company’s shareholders under applicable Law, effect a Change in the Company Recommendation (as hereinafter defined); provided, however, that, without limiting the last sentence of Section 6.2(e), the Company shall not effect a Change in the Company Recommendation unless and until (1) the Company shall have provided the Purchaser and Parent written notice at least five (5) Business Days prior to taking such action to the effect that the Company Board has authorized and intends to effect a Change in the Company Recommendation pursuant to this Section 6.2(b)(y), attaching the most current version of any proposed agreement, a detailed summary of the material terms of any such proposal and the identity of the offeror, (2) the Company shall have, during the five (5) Business Day period referred to in clause (1) above (the “Match Period”), negotiated with Parent and the Purchaser in good faith (but only if such negotiations are requested by Parent) to make such adjustments in the terms and conditions of this Agreement so that the Superior Proposal ceases to constitute a Superior Proposal, and (3) the Company Board shall have determined, in good faith and after consultation with its outside legal counsel and Thomas Weisel Partners LLC or another nationally recognized financial advisor, that the Takeover Proposal constituting such Superior Proposal continues to constitute a Superior Proposal at the end of the Match Period.

For the purposes of this Agreement, “Superior Proposal” means a bona fide written proposal or offer made by a Person other than a party hereto that does not arise out of a breach of this Section 6.2 and that (1) is for a Takeover Proposal (except that references in the definition of “Takeover Proposal” to “15% or more” shall be “a majority”) and (2) is on terms that the Company Board in good faith concludes (after consulting with Thomas Weisel Partners LLC or another nationally recognized financial advisor and outside counsel), taking into account, among other things, the likelihood and timing of consummation and all legal, financial, regulatory and other aspects of the proposal (including the financing terms thereof) and the Person making the proposal and of the transactions contemplated by this Agreement and the parties to this Agreement, is more favorable to the Company’s shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (which shall require that such Takeover Proposal must provide the Company’s shareholders (in their capacity as shareholders) consideration with a value per Company Share that is greater than the Offer Price).

(c)	Except as expressly permitted by Section 6.2(b) and without limiting Section 6.2(a), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation (for the avoidance of doubt, taking a neutral position or no position with respect to any Takeover Proposal shall be considered an adverse modification) or take any action or make any public statement inconsistent with such approval or Company Recommendation, (ii) approve or recommend or otherwise declare advisable, or propose publicly to approve or recommend or otherwise declare advisable, or fail to publicly recommend against within ten (10) Business Days thereof, any Takeover Proposal, (iii) fail to include the Company Recommendation in the Schedule 14D-9 or any Proxy Statement, as applicable, or (iv) resolve or agree to do any of the foregoing (any of the foregoing, a “Change in the Company Recommendation”).

(d)	The Company agrees that it will, and will cause its officers, directors, employees, agents and representatives to, immediately cease and cause to be terminated all access to any non-public information about the Company or its Subsidiaries by and any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the parties hereto) with respect to any Takeover Proposal. Each of Parent and the Purchaser agrees that any action taken by the Company or its representatives prior to the execution of this Agreement shall not be considered solicitation of a Takeover Proposal hereunder. The Company shall use its reasonable best efforts to cause all Persons other than Parent and its representatives who have been furnished confidential information regarding the Company or any Subsidiary of the Company in connection with the solicitation of or discussions regarding a Takeover Proposal within the 12 month period prior to the date hereof to promptly return or destroy such information.

(e)

In addition to the obligations of the Company set forth in the other provisions of this Section 6.2, the Company shall as promptly as practicable upon receipt of a Takeover Proposal or any request for information or any discussions or inquiry which is reasonably likely to lead to a Takeover Proposal (and in any event within two (2) Business Days) provide to Parent a summary of all material terms and conditions of any such inquiry, request for information or Takeover Proposal (or indication by any Person that it is considering a Takeover Proposal). The Company will keep Parent promptly informed (and in any event within one (1) Business Day after the occurrence of any material changes, developments, negotiations or discussions) of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal or inquiry and shall promptly provide to Parent a copy of any non-public information furnished to the Person who made such request or Takeover Proposal or inquiry that was not previously provided to Parent. The Company acknowledges and agrees that each successive amendment or revision to any Takeover Proposal or Superior Proposal (other than immaterial amendments or revisions to terms or provisions that do not affect purchase price, timing or risks of non-consummation) shall constitute a new Takeover Proposal for purposes of this Agreement (provided that the Company shall not be required to enter into a new confidentiality agreement with respect to such an amended Takeover Proposal if the Company already has such a confidentiality agreement in compliance with Section 6.2(b) with the party making such amended Takeover Proposal).

(f)	Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation in such disclosure.

(g)	The Company Board shall recommend to the Company’s shareholders the approval and adoption of this Agreement, the Offer, the Merger and the other transactions contemplated hereby; provided, however, that the Company Board shall not be required to make such Company Recommendation to the extent that it effects a Change in the Company Recommendation in accordance with Section 6.2(b)(y). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(g) and its other obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal, except to the extent that the Company Board effects a Change in the Company Recommendation in accordance with Section 6.2(b)(y).

(h)	The Company hereby acknowledges that any violation of this Section 6.2 by its controlled Affiliates or any of its or their respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its controlled Affiliates) shall constitute a violation of this Section 6.2 by the Company.

Section 6.3 Access to Information; Confidentiality. From the date hereof through the Effective Time, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to Parent and the Purchaser and to their respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records (electronic or otherwise), officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent, the Purchaser or Parent Representatives may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Person or violate any applicable Law, in which case the Company and its Subsidiaries shall provide access to or disclose such information to the fullest extent permitted by such Law or consistent with such privilege and shall cooperate with Parent in seeking all necessary exemptions, permits or other consents or approvals to permit the Company and its Subsidiaries to provide Parent (or, if necessary, its counsel or other representatives in lieu of Parent) access to or to disclose to Parent, such information. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity after the date hereof and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course after the date hereof promptly after such reports are made available to the Company’s personnel to the extent Parent reasonably requires access to such reports. Parent shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of January 5, 2009, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 6.4 Reasonable Best Efforts.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9 and any actions or filings related thereto, (ii) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from Governmental Entities required to be obtained by such party and the making of all necessary registrations and filings and the taking of all steps as may be necessary for such party to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all consents, approvals or waivers from third parties, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, commenced against such party challenging this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, (v) publicly supporting this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (vi) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article Seven and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that the foregoing provisions of this Section 6.4(a) shall not require the Company to perform, satisfy or discharge any obligations of Parent or Purchaser under this Agreement or otherwise, or the Parent or Purchaser to perform, satisfy or discharge any obligations of the Company under this Agreement or otherwise. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company, Parent, the Purchaser or any of their respective Subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. In connection with the consents, approvals and waivers referred to in clause (iii) above, (x) the Company shall keep Parent informed of all material developments in seeking such consents, approvals or waivers and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought; (y) such consents, approvals and waivers shall be in a form acceptable to Parent; and (z) in the event the Offer is not consummated or the Merger does not close for any reason, neither Parent nor the Purchaser shall have any liability to the Company, its shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, approvals and waivers.

(b)	In furtherance and not in limitation of Section 6.4(a), to the extent required by applicable Law, Parent and the Company shall file as soon as practicable (but not later than five (5) Business Days in the case of any filing under the HSR Act and seven (7) Business Days in the case of any filings under foreign statutes or regulations) after the date of this Agreement notifications under the HSR Act and under any material applicable foreign antitrust statutes or regulations applicable to the Offer or the Merger and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or such other domestic or foreign antitrust regulatory authority, as applicable, for additional information, documentation or other materials and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors a reasonable period prior to filing or responding and giving due consideration to all reasonable additions, deletions or changes suggested by the other party in connection therewith, and furnishing to the other party all information necessary for any such application or other filing to be made in connection with the transactions contemplated hereby.

(c)

Parent and the Company shall (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to Parent or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated herein unless such party consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d)	Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person required to be obtained by such party in connection with, and waivers of any Company Violations and Parent Violations, as applicable, that may be caused by, the consummation of the transactions contemplated by this Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest, resist, defend and appeal any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, and Parent shall not be obligated to agree to, divest, hold separate or otherwise materially restrict the use or operation of any portion of the business or assets of Parent, the Company or the Surviving Corporation or any Subsidiary of any of the foregoing.

Section 6.5 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other, other than in the circumstances described in Section 6.2(b), unless required by applicable Law or any listing agreement with a securities exchange. Parent and the Company agree to promptly issue a joint press release announcing this Agreement.

Section 6.6 Indemnification; Insurance.

(a)

From and after the acceptance for payment of Company Shares pursuant to the Offer, the Company and the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (the

“Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director or officer of the Company, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in respect of actions or omissions occurring at or prior to the Expiration Date in such Indemnified Party’s capacity as a director or officer of the Company or such other corporation, partnership, joint venture, trust or other enterprise, as applicable, to the fullest extent permitted under the articles of incorporation and bylaws of the Company as of the date hereof, and shall advance fees and expenses (including attorneys’ fees) as incurred to the fullest extent permitted under the articles of incorporation and bylaws of the Company as of the date hereof.

(b)	The Company or the Surviving Corporation, as applicable, shall be entitled to assume the defense of any action, suit, investigation or proceeding and the Company or the Surviving Corporation, as applicable, shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Company or the Surviving Corporation, as applicable, elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Company or the Surviving Corporation, as applicable, and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Company or the Surviving Corporation, as applicable, and the Company or the Surviving Corporation, as applicable, shall pay all reasonable fees of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Company or the Surviving Corporation, as applicable, shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than one local counsel in each jurisdiction, and provided further that the Company or the Surviving Corporation, as applicable, shall not be liable for any settlement effected without its written consent.

(c)

From and after the Effective Time, the Surviving Corporation shall purchase and maintain a six-year extended reporting period endorsement under the Company’s current directors’ and officers’ liability insurance coverage covering acts or omissions occurring prior to the Effective Time with respect to those Company officers and directors who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.6(c) in excess of $550,000 for such purpose and, if the premiums for such insurance coverage exceed such amount, the Surviving Corporation shall use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)	If the Company (during the period from and after the acceptance for payment of Company Shares pursuant to the Offer to the Effective Time), the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall cause such action to be taken as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.6.

(e)	This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, and shall be binding on all successors and assigns of the Company and the Surviving Corporation. This Section 6.6 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company.

(f)	Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, if any action, suit or proceeding is brought against any Indemnified Party and written notice of such action, suit or proceeding is provided to the Surviving Corporation by such Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect with respect to such action, suit or proceeding until the final disposition thereof.

Section 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement under this Agreement (including the conditions set forth in Annex I) not to be complied with or satisfied in a timely manner, (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (including the conditions set forth in Annex I), and (c) the commencement of any litigation or proceeding against or affecting this Agreement, the Offer or the Merger, which if adversely determined could have a Material Adverse Effect or a material adverse effect on the ability of Parent or the Purchaser to timely consummate the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.8 Rights Agreement. The Company shall not (a) redeem the Rights, (b) amend the Rights Agreement, (c) take any affirmative action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15%

or more of the Common Shares without causing a “Shares Acquisition Date” or “Distribution Date” or “Trigger Event” (as each such term is defined in the Rights Agreement) to occur, and (d) adopt or implement any shareholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case is applicable to Parent, the Purchaser or the transactions contemplated by this Agreement. The Board of Directors of the Company shall not make a determination that Parent, the Purchaser or any of their respective Affiliates or Associates is an “Acquiring Person” for purposes of the Rights Agreement.

Section 6.9 State Takeover Laws. Subject to Section 6.2, the Company shall not take any action to exempt from or make not subject to the provisions of Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA or any other Takeover Law, any Person (other than Parent, Purchaser or their Affiliates), or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provision thereof. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any Takeover Law and to grant such additional approvals and take such additional actions as may be reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law on the Offer or the Merger and the other transactions contemplated hereby.

Section 6.10 Parent Agreement Concerning Purchaser. Parent shall cause the Purchaser to comply with its obligations under this Agreement.

Section 6.11 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.12 Company Subsidiaries. The Company shall cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

Section 6.13 Conveyance Taxes; Tax Cooperation. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.14 Employee Benefit Plans and Agreements.

(a)	Subject to Section 6.14(e) and Section 6.14(f), Parent shall cause the Surviving Corporation from and after the Effective Time to honor all Employee Benefit Arrangements and Employment Agreements.

(b)	For purposes of vesting and eligibility, but not benefit accrual, under the employee benefit plans of Parent and its Subsidiaries providing benefits to active employees of the Company and its Subsidiaries (“Company Employees”) after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law or the terms of the applicable plan. In addition, and without limiting the generality of the foregoing, except to the extent prohibited under applicable Law or the terms of the applicable Plan: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Affiliates for the benefit of Company Employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Plan in which such Company Employee participated immediately before the Effective Time; (ii) Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of each New Plan to be waived for each Company Employee and his or her covered dependents to the extent currently applicable to such persons and waived under the corresponding Plan of the Company for the year in which the Effective Time occurs; (iii) Parent shall provide each Company Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan, to the same extent such credit was given under the corresponding Plan, in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such New Plan; and (iv) Parent shall apply any increase in the Company Employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the first day of the first plan year beginning after the Effective Time of either the Plan or the New Plan (as applicable). Entitlement to paid time off of Company Employees accrued as of the Effective Time shall not be reduced except as any such reduction would be permitted under the applicable paid time off plan, program or policy of the Company as of the date hereof.

(c)

Parent shall, or shall cause the Surviving Corporation to, provide Company Employees whose employment terminates on or prior to December 31, 2009 with severance benefits in an amount that is equal to the severance benefits that such Company Employee would have been entitled to pursuant to, and under circumstances consistent with, the terms of the Company’s severance plan as in effect as of February 11, 2009; provided, however, that Parent may, or may cause the Surviving Corporation, to take such action as Parent may deem necessary or desirable in order to (i) cause the amount of severance benefits payable to any Company Employee to be reduced by an amount to which such Company Employee may be entitled to receive from Parent or the Surviving Corporation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, and (ii) condition the right of any Company Employee to receive any severance benefit upon the agreement of such Company Employee on the cancellation and termination of all of such Company Employee’s Company Stock Options without the payment or delivery of any other payment or consideration in exchange therefore or in respect thereof.

(d)	Without limiting the generality of Section 9.8, this Section 6.14 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.14, express or implied, is intended to confer upon any other Person, including any current or former director, officer, consultant or employee of the Company or any of its Subsidiaries any rights or remedies of any nature whatsoever under or by reason of this Section 6.14.

(e)	Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Plan, New Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries; (ii) other than as limited by Section 6.14(c), prevent the amendment or termination of any Employee Benefit Arrangement or Employment Agreement or interfere with the right or obligation of the Parent or its Affiliates to make such changes to the foregoing as are necessary to conform with applicable Law (including Section 409A of the Code); or (iii) limit the right of the Parent, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.

(f)	If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, the Company intends that all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. If there has been any adoption, approval, amendment or modification of any Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the Compensation Committee of the Company Board, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 6.15 Resignation of Directors and Officers. The Company shall obtain and deliver to Parent duly executed resignations, effective as of the Effective Time, of such directors and officers of the Company and its Subsidiaries as Parent shall request in writing no later than two Business Days prior to the Closing Date.

ARTICLE SEVEN

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, on its own behalf, as the case may be, to the extent permitted by applicable Law:

(a)	Shareholder Approval. The shareholders of the Company shall have duly approved and adopted this Agreement and approved the transactions contemplated by this Agreement, if required by applicable Law, and such approval shall not have been rescinded, revoked or changed.

(b)	Purchase of Company Shares. The Purchaser shall have accepted for payment and paid for Company Shares pursuant to the Offer in an amount sufficient to meet the Minimum Condition (as defined in Annex I hereto, except that for purposes of this provision the reference in such definition to “65%” shall be deemed to be a reference to “a majority”).

(c)	Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity, or other legal restraint or prohibition, which prevents the consummation of the Merger or has the effect of making the Merger illegal.

(d)	Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act or under any material applicable foreign antitrust statutes or regulations applicable to the Merger shall have expired or been terminated or, where applicable, approval shall have been obtained.

ARTICLE EIGHT

TERMINATION; AMENDMENTS; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned:

(a)	at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company, by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b)

by the Company if Purchaser fails to commence the Offer on or prior to April 27, 2009; provided, however, that any such termination, if any, must occur within five (5) Business Days after such date and, provided further, the Company may not terminate this Agreement pursuant to this Section 8.1(b) (i) after the Purchaser commences the Offer or (ii) if the Purchaser’s failure to commence the Offer is due to the Company’s material breach of this Agreement;

(c)	by Parent or the Company if (i) the Purchaser shall not have accepted for payment and paid for the Company Shares pursuant to the Offer on or before July 10, 2009 (the “End Date”) or (ii) the Offer expires or is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Company Shares being purchased thereunder; provided, however, that a party may not terminate this Agreement pursuant to this Section 8.1(c) if such failure to accept for payment and pay for the Company Shares or such termination or withdrawal of the Offer is due to such party’s material breach of this Agreement;

(d)	at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company, by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or making illegal the acceptance for payment of, or payment for, Company Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(e)	by the Company, prior to the acceptance for payment of Company Shares pursuant to the Offer, if the Company Board shall have determined to recommend a Superior Proposal to its shareholders and to enter into a binding written agreement concerning such Superior Proposal in compliance with the terms of Section 6.2(b) and after making the determination required by Section 6.2(b)(y), provided that the Company may not exercise its right to terminate under this Section 8.1(e) (and may not enter into a binding written agreement with respect to any Superior Proposal) unless and until (i) it has complied with the conditions set forth in Section 6.2(b)(y), (ii) prior to such termination the Company shall have paid to Parent the Termination Fee, and (iii) concurrently with such termination the Company enters into a definitive agreement to consummate such Superior Proposal;

(f)

by Parent, prior to the acceptance for payment of Company Shares pursuant to the Offer, if (i) a Change in the Company Recommendation shall have occurred, (ii) the Company Board shall have approved or recommended, or entered into any agreement (other than a confidentiality agreement as permitted pursuant to Section 6.2(b)) with respect to, a Takeover Proposal, or failed to recommend against a Takeover Proposal by the earliest of the date that is ten (10) Business Days thereafter, the End Date and the Expiration Date (taking into account any extensions thereof described in Section 1.1(b)), or taken any action to exempt a Takeover Proposal from any Takeover Law or the Rights, (iii) the Company, any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives shall have breached Section 6.2 in any material respect, (iv) the

Company Board shall have adopted a resolution, or publicly proposed, to effect any of the foregoing, (v) a Takeover Proposal shall have been publicly announced and the Company Board shall not have, by the earliest of the date that is ten (10) Business Days thereafter, the End Date and the Expiration Date (taking into account any extensions thereof described in Section 1.1(b)), rejected such Takeover Proposal and reaffirmed the Company Recommendation and its support for the transactions contemplated by this Agreement, or (vi) the Company Board shall have refused to affirm the Company Recommendation within five Business Days of any reasonable written request from Parent.

(g)	by the Company, prior to the acceptance for payment of Company Shares pursuant to the Offer, if any representation or warranty of Parent or the Purchaser shall have been inaccurate when made or shall have become inaccurate, or Parent or the Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) if not cured would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied and (B) is not, or cannot be, cured within thirty (30) days after written notice thereof is provided by the Company to Parent (or prior to the End Date or the Expiration Date (taking into account any extensions thereof described in Section 1.1(b)), if earlier); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is in material breach of this Agreement;

(h)	by Parent, prior to the acceptance for payment of Company Shares pursuant to the Offer, if any representation or warranty of the Company shall have been inaccurate when made or shall have become inaccurate, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) if not cured would have a Material Adverse Effect or result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied or failure of the Offer to be consummated and (B) is not, or cannot be, cured within thirty (30) days after written notice thereof is provided by the Company to Parent (or prior to the End Date or the Expiration Date (taking into account any extensions thereof described in Section 1.1(b)), if earlier); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(h) if Parent or Purchaser is in material breach of this Agreement; and provided further, that breaches contemplated by Section 8.1(f)(iii) shall be governed by Section 8.1(f) and not this Section 8.1(h); or

(i)

by Parent, prior to the acceptance for payment of Company Shares pursuant to the Offer, if there occurs any change, event or development that, individually or in the aggregate with all other changes, events and developments occurring since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect which is not, or cannot be, cured by the earliest of the date that is thirty (30) days after written notice thereof is provided by Parent to the

Company, the End Date and the Expiration Date (taking into account any extensions thereof described in Section 1.1(b).

Parent may exercise its right to terminate this Agreement by giving written notice thereof to the Company specifying the basis for such termination. The Company may exercise its right to terminate this Agreement by giving written notice thereof to Parent specifying the basis for such termination.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 6.3 and the provisions of this Section 8.2 and Section 8.3 and the provisions of Article Nine, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any breach of this Agreement.

Section 8.3 Fees and Expenses.

(a)	Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)	In the event that this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then the Company shall promptly (and in any event within one (1) Business Day after such termination or, in the case of any such termination by the Company, prior to such termination) pay to Parent, in cash by wire transfer to an account designated by Parent, (i) an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) and (ii) an amount equal to Parent’s reasonable and documented fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) incurred in connection with the transactions contemplated hereby, including the due diligence review of the Company by Parent, Purchaser and their respective representatives, and the preparation and negotiation of this Agreement, the Offer Documents, the Proxy Statement and all other agreements, documents and statements otherwise incurred in connection with the Merger, the Offer or any of the other transactions contemplated hereby, up to a maximum amount of Seven Hundred and Fifty Thousand Dollars ($750,000) (such amounts, collectively, the “Termination Fee”).

(c)

In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g) due to a breach by Parent or the Purchaser, then Parent shall promptly pay to the Company, in cash by wire transfer to an account designated by the Company, an amount equal to Two Million Dollars ($2,000,000) (the “Parent Termination Fee”), and in any such case neither Parent nor the Purchaser shall have any further liability with respect to this Agreement or the transactions contemplated hereby. Concurrently with the execution of this Agreement the

Company, Parent, the Purchaser and Comerica Bank (the “Escrow Agent”) shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), and Parent shall deposit with the Escrow Agent Two Million Dollars ($2,000,000) (such amount, together with any interest and other returns earned thereon, the “Deposit”) by wire transfer of immediately available funds. The Escrow Agent shall deposit the Deposit into an interest bearing account (the “Deposit Account”) as set forth in the Escrow Agreement. If the Purchaser shall have accepted for payment Company Shares pursuant to the Offer, the Deposit shall be applied at the direction of the Purchaser to payment for such Company Shares. If this Agreement is terminated under circumstances under which the Company is entitled to receive the Parent Termination Fee pursuant to this Section 8.3(c), then (i) the Deposit shall be applied to the payment of the Parent Termination Fee in accordance with the terms of the Escrow Agreement, and (ii) Parent shall be entitled to receive and retain any amount of the Deposit which is in excess of the Parent Termination Fee. If this Agreement is terminated otherwise than under circumstances under which the Company is entitled to receive the Parent Termination Fee pursuant to this Section 8.3(c), Parent shall be entitled to receive and retain the Deposit.

(d)	The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Parent and the Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay to Parent the amounts due pursuant to this Section 8.3 within the time periods specified in this Section 8.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts payable to Parent pursuant to this Section 8.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amounts equal to the rate of interest publicly announced by Bank of America, in the City of New York, as such bank’s Prime Lending Rate on the date such payment was required to be made (or the next Business Day, if such date is not a Business Day) through the date of payment.

(e)	Parent and the Purchaser acknowledge that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay to the Company the amounts due pursuant to this Section 8.3 within the time periods specified in this Section 8.3 and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for any of the amounts payable to the Company pursuant to this Section 8.3, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amounts equal to the rate of interest publicly announced by Bank of America, in the City of New York, as such bank’s Prime Lending Rate on the date such payment was required to be made (or the next Business Day, if such date is not a Business Day) through the date of payment.

(f)	Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.3 shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, the Purchaser, and any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents for any breach or non-performance by Parent or the Purchaser of this Agreement or otherwise in relation to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and upon payment of the Parent Termination Fee, none of Parent, the Purchaser or any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

(g)	The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ fees) incurred in connection with such action.

Section 8.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

Section 8.5 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure to exercise or delay in exercising any power, privilege or right under this Agreement shall not constitute a waiver of such power, privilege or right. For the avoidance of doubt, the consummation of the Offer shall be deemed to be conclusive evidence that all of the conditions to the Offer were satisfied or waived, and the consummation of the Merger shall be deemed to be conclusive evidence that all of the conditions to the Merger were satisfied or waived.

ARTICLE NINE

MISCELLANEOUS

Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Entire Agreement; Assignment.

(a)	This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)	Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party (except that Parent may assign its rights to any direct or indirect Subsidiary of Parent and the Purchaser may assign its rights, interest and obligations to Parent or any direct or indirect Subsidiary of Parent without the consent of the Company). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced in any respect under any applicable Law in any jurisdiction this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 9.4 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile transmission, with confirmation (notice deemed given upon confirmation of receipt, provided that any notice sent by email or facsimile transmission on a day that is not a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), (ii) by reliable overnight delivery service, with proof of service (notice deemed given upon receipt of proof of delivery), (iii) by hand delivery (notice deemed given upon receipt) or (iv) by certified or registered mail, return receipt requested and first-class postage prepaid (notice deemed given upon receipt of proof of delivery), addressed as follows:

If to Parent or the Purchaser:	c/o Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland Oregon 97204
Attn: Kurt Ruttum
Facsimile: (503) 274-8779
Email: kurt.ruttum@tonkon.com

with a copy to:	John Hui
jhui@johnhui.com

and to:	Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, California 90071
Attn: Paul Lin
Facsimile: (213) 243-2539
E-mail: pclin@jonesday.com

If to the Company:	InFocus Corporation
Attn: Chief Executive Officer
27500 S.W. Parkway Drive
Wilsonville, Oregon 97070-9215
Facsimile: 503-685-8838

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, Suite 1800
Seattle, Washington 98101
Attn: Bruce A. Robertson
Facsimile: 206-464-0125

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

Section 9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the Oregon Business Corporation Act, as amended, or other Oregon corporation law necessarily governs.

Section 9.6 Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “time of determination” when used in any representation or warranty of the Company contained herein means any time at which the accuracy or continued accuracy of such representation and warranty is being considered for any purpose in relation to this Agreement, including for purposes of Section 8.1(h) and Annex 1 hereto. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this

Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or e-mail exchange of .pdf file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 3.2 and Section 6.6 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons).

Section 9.9 Certain Definitions. As used in this Agreement:

(a)	An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)	“Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company Disclosure Schedule” means the Disclosure Schedule of the Company dated as of the date hereof previously delivered to Parent.

(e)	“Company Restricted Shares” means any shares of restricted stock granted pursuant to the Company Stock Plans.

(f)	“Company Stock Options” shall mean all options to purchase Common Shares granted or awarded under the Company Stock Plans.

(g)	“Company Stock Plans” means, collectively, the Company’s 1998 Stock Incentive Plan, as amended, and Directors’ Stock Option Plan, as amended.

(h)	“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or its Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or its Subsidiaries.

(i)	“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering, will render or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, other than any non-binding offer letter that recites benefits, salary, equity grants and employee benefits.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(k)	“Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(l)	“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

(m)

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and uniform resource locators associated therewith, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed)

arising out of or related to any infringement or misappropriation of any of the foregoing.

(n)	“knowledge” when applied to the Company means the actual knowledge of any executive officer of the Company, after due inquiry.

(o)	“made available” means either physically provided by the Company to Parent or added to (and not removed from) the Company’s electronic datasite with Intralinks no later than 12:00 pm PST on March 13, 2009.

(p)	“Material Adverse Effect” means, with respect to the Company, any change, event or occurrence that would reasonably be expected to be materially adverse in relation to (i) the ability of the Company to timely consummate the transactions contemplated by this Agreement; or (ii) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, event or occurrence, to the extent arising from or attributable to any of the following, shall be taken into account in determining whether there has been or would reasonably expected to be a Material Adverse Effect: (A) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (B) compliance by the Company with the covenants set forth in Sections 6.1 or 6.3 of this Agreement; (C) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign economy or financials markets in any location where the Company has material operations or sales; (D) any acts of God, calamities, acts of war or terrorism, or any escalation thereof; (E) any change in GAAP or applicable Law (or binding interpretation thereof); (F) any material breach by Parent or the Purchaser of this Agreement; (G) any shareholder class action litigation arising from allegations of breach of fiduciary duty relating to this Agreement; (H) in and of itself, any change in the market price or trading volume of the Common Shares (it being understood that the events giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (I) in and of itself, any failure of the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections (it being understood that the events giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); provided that effects arising from or attributable to any of the matters referred to in clauses (C), (D) and (E) shall be so excluded only to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company or such Subsidiaries operate.

(q)	“Open Source Software” means any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative, which licenses include the GNU General Public License, the GNU Lesser Public License and the Mozilla Public License.

(r)	“OSHA” means the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder.

(s)	“Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment being contested diligently and in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising by operation of law in the ordinary course of business securing payments not yet due and payable, or (iii) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that does not materially detract from the value of, or materially impair the use of such property in the ordinary course consistent with past practice.

(t)	“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(u)	“Plan” means any Employee Benefit Arrangement other than a multiemployer plan.

(v)	“Rights” means the common share purchase rights issued pursuant to the Rights Agreement.

(w)	“Rights Agreement” means that certain Rights Agreement dated as of January 7, 2009 between the Company and Mellon Investor Services LLC, as Rights Agent.

(x)	A “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

The following terms have the meanings specified in the indicated Sections:

Term	Section
1998 Plan	2.9(b)
Acceptance Date	1.4(a)

Term	Section
Agreement	Preamble
Arrangements	4.23
Articles of Merger	2.2
Benefit Plans	4.11(a)
Benefits Affiliates	4.11(a)
Book-Entry Shares	3.2(a)
Board Recommendation	1.2(a)
Certificates	3.2(a)
Change in the Company Recommendation	6.2(c)
Closing	2.1
Closing Date	2.1
Common Shares	Recitals
Company	Preamble
Company Balance Sheet	4.6(a)
Company Board	Recitals
Company Director	1.3(a)
Company Employees	6.14(b)
Company Governing Documents	4.1(b)
Company Material Contracts	4.8(a)
Company SEC Reports	4.5(a)
Company Shareholder Approval	4.3
Company Shares	Recitals
Company Violation	4.4(a)
Confidentiality Agreement	6.3
Consent	4.4(b)
Covered Securityholders	4.23
Director Option Consideration	2.9(d)
Director Options Plan	2.9(d)
Director Stock Option	2.9(d)
Dissenting Shares	3.1
Effective Time	2.2
Employee Benefit Arrangement	6.1(b)(vi)
End Date	8.1(c)
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Date	1.1(b)
Export Approvals	4.7(c)(i)
Export Control Laws	4.7(c)
FCPA	4.7(b)
Foreign Benefit Plan	4.11(n)
GAAP	4.5(a)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
Indebtedness	4.8(c)

Term	Section
Indemnified Parties	6.6(a)
Instruments of Indebtedness	4.8(a)
Intellectual Property	4.13(e)
Interim Financials Date	4.5(a)
Interim Financial Statements	4.5(a)
IRS	4.11(b)
Law	4.4(a)
Leased Real Property	4.20
License-In Agreements	4.13(b)
Match Period	6.2(b)
Material Customers	4.16
Material Suppliers	4.16
Merger	Recitals
Merger Price	2.7
NASDAQ	1.1(b)
New Plans	6.14(b)
OBCA	Recitals
Offer	Recitals
Offer Documents	1.1(a)
Offer Price	Recitals
Other Filings	4.10
Parent	Preamble
Parent Representatives	6.3
Parent Termination Fee	8.3(c)
Parent Violation	5.3(a)
Paying Agent	3.2(a)
Proxy Statement	2.10(a)
Purchaser	Preamble
Parent Board	Recitals
Purchaser Board	Recitals
Real Property Leases	4.20
Sarbanes-Oxley Act of 2002	4.5(b)
Schedule 14D-9	1.2(a)
Securities Act	4.5(a)
SEC	1.1(a)
Special Meeting	2.10(a)
Superior Proposal	6.2(b)
Support Agreement	Recitals
Surviving Corporation	2.1(a)
Takeover Laws	Recitals
Takeover Proposal	6.2(a)
Tax	4.14(h)
Tax Return	4.14(h)
Tender Offer Conditions	1.1(a)

Term	Section
Termination Fee	8.3(b)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Voting Debt	4.2
Welfare Plan	4.11(f)

Section 9.10 Enforcement; Forum; Service of Process; Waiver of Jury Trial.

(a)	The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent any breach or non-performance of this Agreement by Parent or the Purchaser or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach or non-performance shall be limited to payment of the Parent Termination Fee as specified in Section 8.3. In no event shall the Company seek or be entitled to recover any money damages in excess of the Parent Termination Fee from Parent or the Purchaser or any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates or agents in connection with any breach or non-performance of this Agreement by Parent or the Purchaser.

(b)	The parties acknowledge that there would be no adequate remedy at law if the Company fails to perform any of its obligations hereunder, and accordingly agree that Parent and the Purchaser, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Company under this Agreement in accordance with the terms and conditions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The Company shall not object to the granting of injunctive or other equitable relief in favor of Parent and/or the Purchaser on the basis that there exists an adequate remedy at law.

(c)

Each of the parties hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger) or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger), shall be tried and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such proceeding, in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby (including the Offer and the Merger) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

(d)	Service of any process, summons, notice or document by U.S. registered mail to any party’s respective address set forth in Section 9.4 will be effective service of process for any action or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this Section 9.10.

(e)	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY FOR ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER) OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

IMAGE HOLDINGS CORPORATION

By:	/s/ Lap Shun (John) Hui
Signature
Print Name: Lap Shun (John) Hui
Title: President

IC ACQUISITION CORP.

By:	/s/ Lap Shun (John) Hui
Signature
Print Name: Lap Shun (John) Hui
Title: President

COMPANY

By:	/s/ Robert G. O’Malley
Signature
Print Name: Robert G. O’Malley
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, any tendered Company Shares if (i) there shall not be validly tendered (and not validly withdrawn prior to the Expiration Date) that number of Company Shares which, when added to any Common Shares already owned by Parent or any of its Subsidiaries, represents at least 65% of the total number of outstanding Common Shares on a fully-diluted basis on the date of purchase (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or under any material applicable foreign antitrust statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date, provided that nothing in this clause (ii) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement, or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance for payment for any Company Shares, any of the following events shall occur (and, in case of clauses (a), (b), (c), (f), (g), (h) and, other than with respect to any willful and material breach, (i), be continuing at the scheduled Expiration Date):

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any court of competent jurisdiction or other Governmental Entity, other than the application of any applicable waiting period provisions of the HSR Act to the Offer or to the Merger, that would, directly or indirectly: (i) make illegal or enjoin, restrain or otherwise prohibit or materially delay consummation of the Offer or the Merger or make materially more costly the making or consummation of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any portion of the business or assets of the Company or any of their respective Subsidiaries or compel Parent or the Purchaser or any of their respective Subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or any of their Subsidiaries, taken as a whole, or of the Company or any of its Subsidiaries taken as a whole, or impose any material limitation on the ability of Parent, the Purchaser or the Surviving Company to conduct its business or own such assets following the consummation of the Offer or the Merger, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Common Shares, including the right to vote any Common Shares acquired or owned by the Purchaser or Parent pursuant to the Offer on all matters properly presented to the Company’s shareholders, (iv) require divestiture by Parent or the Purchaser of any Common Shares or (v) result in a Material Adverse Effect, provided that nothing in this clause (a) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

(b) there shall be instituted or pending any action or proceeding by any Governmental Entity that would reasonably be expected to result in any of the consequences referred to in clauses (i)

Annex I

through (v) of paragraph (a) above, provided that nothing in this clause (b) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

(c) since the date of the Merger Agreement, there has not occurred any change, event or development that, individually or in the aggregate with all other changes, events and developments occurring since the date of the Merger Agreement, has had or would reasonably be expected to have a Material Adverse Effect; or

(d) if (i) a Change in the Company Recommendation shall have occurred, (ii) the Company Board shall have approved or recommended, or entered into any agreement (other than a confidentiality agreement as permitted pursuant to Section 6.2(b)) with respect to, a Takeover Proposal, or failed to recommend against a Takeover Proposal, or taken any action to exempt a Takeover Proposal from any Takeover Law or the Rights, (iii) the Company, any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives shall have breached Section 6.2 in any material respect, (iv) the Company Board shall have adopted a resolution, or publicly proposed, to effect any of the foregoing, (v) a Takeover Proposal shall have been publicly announced and the Company Board shall not have, by the earlier of the date that is ten (10) Business Days thereafter, the End Date or the Expiration Date, rejected such Takeover Proposal and reaffirmed the Company Recommendation and its support for the transactions contemplated by this Agreement, or (vi) the Company Board shall have refused to affirm the Company Recommendation within five Business Days of any written request from Parent; or

(e) the Merger Agreement shall have been terminated by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors, or the Merger Agreement shall have been terminated in accordance with its terms; or

(f) there shall have occurred a declaration of a banking moratorium by federal authorities or any suspension of payments in respect of banks in the United States; or

(g) any of the representations and warranties of the Company set forth in the Merger Agreement (other than the representations and warranties set forth in Section 4.2) shall fail to be true and correct in any respect, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except for any failure to be true and correct which has not had since the date of the Merger Agreement and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(h) any representations or warranties of the Company set forth in Section 4.2 of the Agreement shall fail to be true and correct in all but de minimis respects as of the date specified in such representation or warranty, or, if no such date is specified, then as of the Expiration Date; or

(i) the Company shall have breached or failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement; or

(j) the Company shall not have furnished Parent with a certificate dated as of the Expiration Date signed on its behalf by an authorized officer, to the effect that the conditions set forth in items (g), (h) and (i) of this Annex I have been satisfied

Annex I

The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement; provided that, without the prior written consent of the Company, the Purchaser shall not accept for payment or pay for any Company Shares in the Offer if, as a result, the Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition (as defined in this Annex I except that for purposes of this provision the reference in such definition to “65%” shall be deemed to be a reference to “a majority”).

The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is appended.

Annex I